EXHIBIT 99.7

AUTO PARTS 4LESS GROUP, INC.

COMPENSATION COMMITTEE CHARTER

ORGANIZATION AND PURPOSE

There shall be a committee of the Board of Directors (the “Board”) of Auto Parts 4Less Group, Inc. (the “Company”) designated as the Compensation Committee (the “Committee”). The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive and Board compensation.

COMPOSITION

The Committee shall comprise three or more directors. The Board shall appoint the members of the Committee upon the recommendation of the Nominating Committee. Each member of the Committee shall be independent in accordance with the provisions of Rule 10C 1(b)(1) under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules of Nasdaq, all as amended from time to time.

At least two members of the Committee must (1) qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act, (2) be independent directors as defined under Nasdaq Rule 5605(a) and (d), and (3) not accept directly or indirectly any consulting, advisory or other compensatory fees from the Company or its subsidiaries. The Company will certify to Nasdaq its compliance, as requested. Should the Committee have a member who is not independent, the Company will make proper disclosures, as required under Nasdaq rules and Item 407 for Regulation S-K, and such member may not serve in any capacity not allowable under Nasdaq rules.

The members of the Committee shall serve for such term or terms as determined by the Board or until earlier resignation or death. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary or the Board (unless the notice specifies a later time for the effectiveness of such resignation). If the resignation of a Committee member is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective. The entire Committee or any individual Committee member may be removed from office with or without cause by the affirmative vote of a majority of the Board.

MEETINGS

Frequency

The Committee shall meet as frequently as the Committee deems necessary, but no less than two times a year at such times and places deemed necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules governing meetings (including meetings in person, by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements applicable to the Board.

The Committee may invite such members of management to its meetings, as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases, the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board based upon recommendations by the Committee, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, frequency and length of meetings and have unlimited access to management and information. The Chairperson shall establish such other rules that may be necessary, from time to time, and proper to conduct the business of the Committee.

AUTHORITY

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees the Committee deems appropriate in its sole discretion.

RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

General

(1)        To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee may consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to CEOs at comparable companies and the awards given to the Company’s CEO in past years. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say-on-Pay Vote”) required by Section 14A of the Exchange Act. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

(2)        To review and approve the compensation of all other executive officers.

(3)        To review and make recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval such plans by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted, and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote.

(4)        To review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend the CD&A and related executive compensation information for inclusion in the Company’s annual report on Form 10-K or proxy statement, and produce the compensation committee report on executive officer compensation required for inclusion in the Company’s proxy statement or annual report on Form 10-K.

(5)        To review and approve any employment agreements and severance arrangements or plans, including any benefits to be provided in connection with a change in control for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.

(6)        To determine stock ownership guidelines for directors and section 16 officers and monitor compliance with such guidelines, if any.

(7)        To review and approve, to the extent not otherwise delegated to the CEO, all employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans.

(8)        To review the Company’s overall executive compensation philosophy and executive compensation plans to determine whether they are appropriately aligned with the Company’s strategic and financial objectives.

(9)        To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking; to review and discuss at least annually the relationship between risk management policies and practices, and compensation; and to evaluate compensation policies and practices that could mitigate any such risks.

(10)      To review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes, taking into account the results of the most recent stockholder advisory vote on the frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say-on-Pay Vote and frequency of the Say-on-Pay Vote for inclusion in the Company’s proxy statement.

(11)      To review director compensation for service on the Board and Board committees, and recommend to the Board the form and amount of such compensation, including any recommended changes thereto.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant, as necessary, to assist with the execution of its duties and responsibilities set forth in this Charter. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and other such advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of the compensation consultant, legal counsel or other advisor retained by the Committee. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. The Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The compensation consultant(s), outside counsel and any other advisors retained by, or providing advice to, the Committee (other than the Company’s in-house counsel) shall be independent as determined at the discretion of the Committee after considering the following factors specified by Nasdaq rules, as amended from time to time.

In retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the Company’s in-house counsel), the Committee must take into consideration the factors specified in applicable Nasdaq rules and other applicable laws. The Committee may retain or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the foregoing specified factors. The Committee is not required to assess the independence of any compensation consultant or other advisor acting in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in for of executive officers or directors, that is generally available to all salaried employees, or provides information that is not customized for a particular company, or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant it retains or potentially retains has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation shall not be retained by the Company for any other compensation or other human resource matters.

PERFORMANCE EVALUATION

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board, as appropriate. The Committee shall conduct this evaluation in such manner it deems appropriate.

AMENDMENT

This Charter and any provision contained herein may be amended or repealed by the Board of Directors.